Exhibit 99.1

TRIANGLE PETROLEUM ANNOUNCES EXPANSION OF CALIBER INFRASTRUCTURE SYSTEM

DENVER, Colorado, September 16, 2013 — Triangle Petroleum Corporation (“Triangle” or the “Company”) (NYSE MKT: TPLM) today announced that it has signed definitive agreements with joint venture partner First Reserve’s Energy Infrastructure Fund (“FREIF”) to expand the Caliber Midstream Partners, L.P. (“Caliber”) midstream and infrastructure system.

Expansion Project Details

•                  The expanded Caliber system will service all Triangle-operated acreage in McKenzie County, ND including recently acquired assets

•                  Expansion service lines include crude oil stabilization and transportation, produced water transportation and disposal, and freshwater delivery services

•                  Expected to be in-service on or before June 1, 2014

•                  Expansion project includes a 50,000 bbl/d pipeline from the Caliber Central Facility to Alexander, ND, where Caliber plans to build 40,000 barrels of crude oil storage and related infrastructure, providing Triangle and other customers with access to multiple crude oil pipelines, rail terminals and market centers in the Williston Basin

Financial Funding & Capital Structure Details

•                  FREIF will make an $80 million incremental equity investment

•                  8,000,000 Series A Units purchased at a price of $10.00 per unit

•                  Triangle is not committing any capital to the new equity round

•                  On the in-service date of the expansion system, all 4,000,000 Series A “Trigger Units” held by Triangle shall immediately vest and be converted to Series A Units

•                  Resulting Post-Construction Capital Structure:

	Original Class A Units	Vested Trigger Units	New Class A Units	Total PF Class A Units	PF Ownership
Triangle	3,000,000	4,000,000	—	7,000,000	32%
FREIF	7,000,000	—	8,000,000	15,000,000	68%
Total	10,000,000	4,000,000	8,000,000	22,000,000	100%

•                  Additional warrants held:

	Series A Warrants(1)	Strike Price(2)
	5,600,000	$14.69
Triangle	5,400,000	$24.00
	2,000,000	$30.00
Total	13,000,000	$20.91

(1)         Upon exercise, Series A Warrants convert into Class A Units

(2)         Exercise price reduced by the amount of any per unit Class A distribution, subject to a $5.00 floor; $20.91 represents the weighted average strike price of warrants held by Triangle

	Series A Warrants(1)	Strike Price(2)
FREIF	5,000,000	$32.00

(1)         Upon exercise, Series A Warrants convert into Class A Units

(2)         Exercise price reduced by the amount of any per unit Class A distribution, subject to a $5.00 floor

•                  On a 8/8ths ownership basis, Caliber anticipates generating approximately $45-$55mm and $36-44mm of stand-alone revenue and EBITDA, respectively, in calendar year 2014

•                  Estimates 40%-60% revenue and EBITDA growth in calendar year 2015

Use of Non-GAAP Measures

EBITDA represents income before interest expense, income taxes, depreciation and amortization, other non-cash items, and non-recurring items. EBITDA is not a calculation based upon generally accepted accounting principles in the U.S. (“GAAP”). Triangle has presented EBITDA because it regularly reviews EBITDA as a measure of operating performance. Triangle also believes EBITDA assists investors in comparing performance on a consistent basis without regard to interest expense, income taxes, depreciation and amortization, other non-cash items, and non-recurring items which can vary significantly depending upon many factors.

About Triangle

Triangle (NYSE MKT: TPLM) is a vertically integrated, growth oriented energy company with a strategic focus on developing the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana. For more information, visit Triangle’s website at www.trianglepetroleum.com.

About First Reserve and FREIF

First Reserve is the largest global private equity firm exclusively focused on energy. With 30 years of industry insight, investment expertise and operational excellence, the Firm has cultivated an enduring network of global relationships and raised more than USD $23 billion of aggregate capital since inception. Putting these to work, First Reserve has completed more than 450 transactions (including platform investments and add-on acquisitions) on six continents. Its portfolio companies operate in approximately 50 countries and span the energy spectrum from upstream oil and gas to midstream and downstream, including resources, equipment and services and infrastructure. First Reserve has offices in Greenwich, CT; Houston; London and Hong Kong. Visit us at www.firstreserve.com for more information.

About Caliber Midstream Partners, LP

Caliber is an independent, growth-oriented energy infrastructure company that provides a full suite of midstream services to producers in the Bakken and Three Forks shale oil plays. Caliber is focused on developing innovative, cost-effective and efficient solutions developed synergistically to handle a producer’s molecules, not just their hydrocarbons. Caliber’s services include crude oil and natural gas gathering, transportation, treating and processing; produced water transportation and disposal in Caliber operated injection wells; and freshwater sourcing and transportation by pipeline linked to various points of supply, including Western Area Water Supply Pipeline. Caliber’s initial asset base is strategically located in McKenzie County, North Dakota — in the heart of the developing, economically-established Bakken and Three Forks shale oil plays.

Caliber was formed in October 2012 as a joint venture between Triangle Petroleum Corporation and First Reserve’s Energy Infrastructure Fund. For more information, please visit www.calibermidstream.com.

Forward-Looking Statements Disclosure

The information presented in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that could cause actual results to differ materially from the results contemplated by the forward-looking statements include, but are not limited to, the risks discussed in the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2013 and its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement as a result of new information, future developments, or otherwise.

Contact

Triangle Petroleum Corporation
Justin Bliffen, Chief Financial Officer
303-260-7125
info@trianglepetroleum.com